Amended and Restated Schedule A
to the Trust Instrument

Schedule A

FIRST INVESTORS TAX EXEMPT FUNDS
Tax Exempt Income Fund
California Fund
Connecticut Fund
Massachusetts Fund
Michigan Fund
Minnesota Fund
New Jersey Fund
New York Fund
North Carolina Fund
Ohio Fund
Oregon Fund
Pennsylvania Fund
Virginia Fund
Tax Exempt Opportunities Fund

Schedule updated as of September 4, 2012